EXHIBIT 99.1

Press Release

Contact:	United Community Bancorp William F. Ritzmann, President and Chief Executive Officer (812) 537-4822

United Community Bancorp Reports Fourth Quarter and Year End Results

Lawrenceburg, Indiana – August 9, 2010 – United Community Bancorp (the “Company”) (Nasdaq:  UCBA), the holding company for United Community Bank (the “Bank”), today reported a net loss of $34,000, or $0.00 per diluted share, for the quarter ended June 30, 2010, compared to a net loss of $279,000, or ($0.04) per diluted share, for the quarter ended June 30, 2009.  Net income for the year ended June 30, 2010 was $1.0 million, or $0.13 per diluted share, compared to net income of $719,000, or $0.10 per diluted share, for the year ended June 30, 2009.

Statement of Operations
(In thousands, except per share data)

	For the year ended

	6/30/2010	6/30/2009
Interest income	$18,936	$19,912
Interest expense	6,429	7,906
Net interest income	12,507	12,006
Provision for loan losses	2,509	2,447
Net interest income after provision
for loan losses	9,998	9,559
Total non-interest income	3,557	2,787
Total non-interest expense	12,198	11,450
Income before tax provision	1,357	896
Income tax provision	343	177
Net income	$1,014	$719
Basic earnings per share	0.13	0.10
Diluted earnings per share (1)	0.13	0.10

(1) - Due to the net loss for the three months ended June 30, 2010 and 2009, no adjustments were made for outstanding stock options and unearned restricted shares as such effect would be anti-dilutive.

United Community Bancorp

Summarized Statements of Financial Condition
		(Unaudited)	(Unaudited)	(Unaudited)
(In thousands, as of)	6/30/2010	3/31/2010	12/31/2009	9/30/2009	6/30/2009

ASSETS
Cash and cash equivalents	$32,023	$36,740	$18,616	$24,341	$27,004
Investment securities	119,958	110,387	84,672	82,439	76,657
Loans receivable, net	309,575	270,621	270,512	272,652	272,270
Other Assets	30,548	22,898	24,575	23,710	25,648
Total Assets	$492,104	$440,646	$398,375	$403,142	$401,579

LIABILITIES
Municipal Deposits	$121,607	$131,040	$103,498	$114,954	$124,282
Other Deposits	308,573	247,694	233,419	225,912	215,334
FHLB Advances	2,833	3,083	3,333	3,583	3,833
Other Liabilities	3,611	3,063	2,789	3,100	3,051
Total Liabilities	436,624	384,880	343,039	347,549	346,500
Total Stockholders' Equity	55,480	55,766	55,336	55,593	55,079
Total Liabilities & Stockholders' Equity	$492,104	$440,646	$398,375	$403,142	$401,579

Summarized Statements of Operations
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	6/30/2010	3/31/2010	12/31/2009	9/30/2009	6/30/2009
	(for the three months ended, in thousands, except per share data)

Interest Income	$4,688	$4,716	$4,711	$4,821	$4,689
Interest Expense	1,594	1,542	1,588	1,705	1,733
Net Interest Income	3,094	3,174	3,123	3,116	2,956
Provision for Loan Losses	1,112	451	324	622	1,052
Net Interest Income after Provision
for Loan Losses	1,982	2,723	2,799	2,494	1,904
Total Non-Interest Income	1,180	749	942	686	854
Total Non-Interest Expenses	3,346	2,908	3,069	2,875	3,480
Income before Tax Provision (Benefit)	(184)	564	672	305	(722)
Income Tax Provision (Benefit)	(150)	214	196	83	(443)
Net Income (Loss)	$(34)	$350	$476	$222	$(279)
Basic and diluted earnings (loss) per share (1)	0.00	0.05	0.06	0.03	(0.04)

(1) - For all periods shown, United Community MHC has held 4,655,200 shares of outstanding common stock. Since its inception, the MHC has waived receipt of quarterly dividends on common stock.

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	For the three months ended
	6/30/2010	3/31/2010	12/31/2009	9/30/2009	6/30/2009
Performance Ratios:
Return on average assets (1)	-0.03%	0.33%	0.47%	0.22%	-0.28%
Return on average equity (1)	-0.25%	2.52%	3.44%	1.61%	-2.02%
Interest rate spread (2)	2.74%	3.00%	3.09%	3.11%	2.93%
Net interest margin (3)	2.86%	3.15%	3.26%	3.30%	3.12%
Noninterest expense to average assets (1)	3.15%	2.73%	3.03%	2.86%	3.46%
Efficiency ratio (4)	78.29%	74.13%	75.50%	75.62%	91.34%
Average interest-earning assets to
average interest-bearing liabilities	108.55%	109.56%	110.17%	110.26%	110.28%
Average equity to average assets	12.19%	13.04%	13.68%	13.75%	13.75%

Capital Ratios:
Tangible capital	10.10%	11.30%	12.43%	12.16%	12.08%
Core capital	10.10%	11.30%	12.43%	12.16%	12.08%
Total risk-based capital	15.64%	17.61%	18.10%	19.36%	18.40%

Asset Quality Ratios:
Nonperforming loans as a percent
of total loans	3.42%	3.44%	1.48%	1.45%	2.19%
Allowance for loan losses as a percent
of total loans (5)	0.78%	1.73%	1.58%	1.47%	1.55%
Allowance for loan losses as a percent
of nonperforming loans	22.91%	50.11%	106.63%	101.22%	70.51%
Net charge-offs to average outstanding
loans during the period (1)	0.04%	0.03%	0.06%	1.22%	1.59%

(1)	Quarterly income and expense amounts used in ratio have been annualized.
(2)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost on average interest-bearing liabilities.
(3)	Represents net interest income as a percent of average interest-earning assets.
(4)	Represents other expense divided by the sum of net interest income and other income.
(5)
The Bank closed on their purchase of three branches from Integra Bank on June 4, 2010. As a result of that purchase the Bank acquired loans with a fair value of $43.7 million. Under ASC 805-20-30-1, the acquired Loans are accounted for at fair value, while there is a credit risk component to the fair value measurement, there is $0 allowance for laon loss to be included in this calculation.

For the three months ended June 30, 2010:

Net interest income increased $138,000 or 4.67% in the current year quarter, when compared to the prior year quarter.  The increase is attributable to a decrease in yields on interest-bearing liabilities from 2.01% to 1.60%, partially offset by a decrease in yields on interest-earning assets from 4.94% to 4.34%.  The decrease in yields is offset by increases in average balances in interest-bearing liabilities from $344.1 million to $397.6 million, and increases in average balances in interest-earning assets from $379.4 million to $431.6 million.

Noninterest income increased $326,000 or 38.2%, in the current year quarter, when compared to the prior year quarter.  The increase is attributable to an increase of $231,000 in gain on sale of investments, an increase of $156,000 in other income, and an increase of $96,000 in service charges, partially offset by a $178,000 decrease in gain on sale of loans.  The increase in gain on sale of investments is the result of the increased profit from the sale of certain investments that were in an unrealized gain position at the time of the sale.  The securities were sold in an effort to better diversify the Bank’s investment portfolio in both types and durations of investments.  The increase in other income is attributable to the settlement of a claim in the current year quarter.  The increase in service charges is attributable to an increase in the Bank’s customer base, which had been growing throughout the year, but further increased with the closing on the acquisition of three branches from Integra bank on June 4, 2010.  On June 4, 2010 the Bank completed the purchase of three branch offices and certain loans of Integra Bank National Association and in so doing, acquired approximately $45.9 million in loans, $3.5 million in cash, $1.2 million in fixed assets, assumed approximately $53.0 million in deposits, and paid a premium on the deposits of $2.4 million.  As a result of this transaction occurring during the third month of the quarter, its impact on net interest income, other income, and other expenses has been minimal.  The result of this acquisition is expected to be accretive to earnings in future periods.  The decrease in gain on sale of loans is a result of fewer loans being sold to Freddie Mac during the current year quarter.

Noninterest expense decreased $134,000 or 3.9% in the current year quarter, when compared to the prior year quarter.  The decrease in the current year is attributable to a $489,000 decrease in the provision for loss on the sale of REO, a decrease of $149,000 in deposit insurance premiums, a decrease of $121,000 in other expenses, partially offset by an increase in employee compensation of $319,000, acquisition related expenses of $213,000, and an increase in advertising expenses of $55,000.  The decrease in provision for loss on the sale of REO is attributable to the Bank holding fewer properties in the current year quarter.  The decrease in deposit insurance premiums is a result of being charged a one-time assessment of $175,000 in the prior year quarter, and no such assessment being made in the current year.  The decrease in other expenses pertains to decrease in costs to maintain REO properties.    The increase in compensation expense is primarily the result of adding employees over the year to support the increased deposit base, overtime expense related to, and, to a lesser extent, increased staff resulting from, the Integra branch acquisition.  The increase in acquisition expense is attributable to the previously mentioned acquisition of three branches from Integra Bank.  The increase in advertising expense is attributable to additional marketing efforts in areas surrounding the recently acquired branches.

For the year ended June 30, 2010:

Net income increased from $719,000 to $1.0 million, or 39.1%, in the year ended June 30, 2010 compared to the prior year.  The increase is primarily the result of an increase in net interest income of $501,000, or 4.2%, an increase in noninterest income of $770,000, or 27.6%, partially offset by an increase in noninterest expense of $748,000, or 6.5%, and an increase in the provision for income taxes of $166,000, or 93.7%.  The increase in net interest income is the result of a decrease in the average interest rate paid on interest-bearing liabilities from 2.36% for the prior year end to 1.76% for the year ended June 30, 2010, partially offset by a decrease in the average rate earned on interest-earning assets from 5.40% for the prior year end to 4.72% for the year ended June 30, 2010.  The decrease in rates has been driven by decreases in market interest rates in the year ended June 30, 2010.  The increase in noninterest income is a result of increases in income from service charges, gains on sales of investments, and other income.  The increase in service charge income is a result of an increased customer base due to our increased advertising and marketing efforts over the last year.  The increase in gain on sale of investments is the result of the increased profit from the sale of certain investments that were in an unrealized gain position at the time of the sale.  The securities were sold in an effort to better diversify the Bank’s investment portfolio in both types and durations of investments.  The increase in other income is primarily the result of the previously mentioned settlement of a claim.  The increase in the provision for income taxes is attributable to an increase in income before taxes.  The increase in noninterest expense is attributable to increases in employee compensation, deposit insurance premiums and acquisition related expenses.  The increase in employee compensation is primarily the result of the previously mentioned growth in customer base, and overtime expense related to, and, to a lesser extent, increased staff resulting from, the Integra Bank branch acquisition.  The increase in deposit insurance premiums is the result of the increase in deposits and an increase in insurance rates assessed by the FDIC during the current year.  Acquisition related expenses relate to the purchase and integration of three branches from Integra Bank.

Nonperforming loans increased to $10.6 million at June 30, 2010, from $6.0 million at June 30, 2009.  The increase in nonperforming loans is the result of the current economic climate and its impact on our customers, partially offset by one $1.6 million commercial real estate loan being charged-off and the property being sold and financed with a new borrower for $825,000.  This new loan is classified as a troubled debt restructuring and is currently on nonaccrual status until a history of payment performance can be established.  Other nonperforming assets (comprised exclusively of REO at June 30, 2010) decreased to $297,000 at June 30, 2010 from $1.9 million at June 30, 2009.  The REO at June 30, 2010 consists of one residential property and one parcel of vacant land.  The decrease in REO properties is the result of the sale of nine properties during the year for $2.8 million, while taking back seven properties during the year totaling $1.2 million.  The Bank is actively working to sell these properties, and continues to maintain the properties and monitor their values based upon current market conditions.  Where necessary, management reserves for losses on the sale of certain properties.  At June 30, 2010, there was $212,000 in reserves for losses on the sale of REO.

Total assets were $492.1 million at June 30, 2010, compared to $401.6 million at June 30, 2009.  Total liabilities were $436.6 million at June 30, 2010, compared to $346.5 million at June 30, 2009.  Total stockholders’ equity was $55.5 million at June 30, 2010, compared to $55.1 million at June 30, 2009.  The increases in assets and liabilities are primarily due to the previously mentioned purchase of three branches from Integra Bank.

United Community Bancorp is the holding company of United Community Bank, headquartered in Lawrenceburg, Indiana.  The Bank currently operates nine offices in Dearborn County and Ripley County, Indiana.

This news release may contain forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions.  Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors.  These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows, changes in the quality or composition of the Company’s loan or investment portfolios and the Company’s ability to successfully integrate assets, liabilities, customers, systems and personnel of the three branches of Integra Bank it acquired into its operations and the Company’s ability to recognize revenue synergies and cost savings within expected time frames.  Additionally, other risks and uncertainties may be described in the Company’s annual report on Form 10-K, or its quarterly reports on Form 10-Q, which are available through the SEC’s website at www.sec.gov.  Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.